SIDLEY AUSTIN LLP	BEIJING	LOS ANGELES
787 SEVENTH AVENUE	BRUSSELS	NEW YORK
NEW YORK, NY 10019	CHICAGO	SAN FRANCISCO
(212) 839 5300	DALLAS	SHANGHAI
(212) 839 5599 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

Exhibit 5.1

[●], 2007

NRDC Acquisition Corp. 3 Manhattanville Road Purchase, New York 10577

Re:	Initial Public Offering of Units

Ladies and Gentlemen:

We have acted as counsel to NRDC Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement covers the registration of (i) 34,500,000 units (the “Units”) issuable to the public, each Unit consisting of (a) one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and (b) one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Public Warrants”), and all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

In connection with this opinion, we have examined originals or copies of the following documents (the “Transaction Documents”):

(a)	the Registration Statement;

(b)	the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);

(c)	the Warrants;

(d)	the Co-Investment Agreement between the Company and NRDC Capital Management, LLC; and

(e)	such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

This opinion is based entirely upon our examination of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In making such examination, we have assumed (i)

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

NRDC Acquisition Corp.
[●], 2007

the genuineness of signatures of all persons signing any documents, the legal capacity of natural persons, the authority of persons signing any document on behalf of parties thereto, the authority of all governmental authorities, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or by facsimile or other means of electronic transmission; and (ii) that the Warrant Agreement is a legal and binding obligation of the Warrant Agent.  As to all facts relevant to the opinions or statements expressed herein, we have relied, without independent investigation or verification, upon certificates, oral or written representations and other statements of officers, directors and other representatives of the Company, public officials and others.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the federal laws of the United States, the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and, as to the Warrants constituting valid and binding agreements of the Company, solely to the laws of the State of New York. Our opinion is based on these laws as in effect on the effective date of the Registration Statement.

We note that certain of the Transaction Documents contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent addressed in paragraph 5 below, no opinion is given herein as to any Chosen-Law Provision or otherwise as to the determination of which jurisdiction’s law a court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

We express no opinion as to the enforceability of any particular provision of any of the Transaction Documents relating to or constituting waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process, except to the extent that such waivers or consents are made enforceable by New York General Obligations Law Section 5-1402, as applied by a New York State court.

Based upon and subject to the foregoing, we are of the opinion that

1.
The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

2.
Each Warrant included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and the related Prospectus, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by

NRDC Acquisition Corp.
[●], 2007

applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3.
The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrant Agreement, the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

4.	The Units, when issued and paid for as contemplated by the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

5.
Each Chosen-Law Provision is enforceable in accordance with New York General Obligations Law Section 5-1401, as applied by a New York State court or a federal court sitting in New York and applying New York choice of law principles, except to the extent provided in Section 8-110 of the New York Uniform Commercial Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.

The opinions and other statements expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions or other statements expressed herein after the date hereof or for any other reason.

Unless otherwise noted, whenever our opinion or other statement is indicated to be “to our knowledge” or addresses any matter that has “come to our attention,” or similar references, it should be understood that during the course of our representation of you we have not undertaken any independent investigation or verification to determine the existence or absence of facts.  The phrases “to our knowledge,” “come to our attention” or similar language used herein are limited to the knowledge of the lawyers within our firm who have had primary responsibility for our work on the transactions contemplated by the Registration Statement.

This opinion letter is rendered solely to, and is for the benefit of, the Company in connection with the matter described above; accordingly, it may not be quoted or otherwise delivered to or relied upon by any other person or entity (including, without limitation, any person or entity who purchases the Units from the underwriters) or used for any other purpose, in any case without our prior written consent.

NRDC Acquisition Corp.
[●], 2007

Very truly yours,